Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2017 SECOND QUARTER RESULTS

AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115

NEW YORK, NY, July 27, 2017 - Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) today reported results for the second quarter ended June 30, 2017. Operating EBITDA* in the second quarter of 2017 increased by approximately 13% to $39.1 million from $34.7 million in the same quarter of 2016 but declined from $60.2 million in the prior quarter. In the current quarter, strong operating performance was partially offset by a large planned maintenance shut along with foreign exchange losses on foreign currency balances. In the current quarter, we had 22 days of annual maintenance downtime at our pulp mills compared to 21 days in the comparative quarter and no such downtime in the prior quarter of 2017.

For the second quarter of 2017, we had a net loss of $2.1 million, or $0.03 per basic and diluted share, compared to a net loss of $4.2 million, or $0.07 per basic and diluted share, in the comparative quarter. In the prior quarter, we had net income of $9.7 million.

Since April 12, 2017, when we acquired the Friesau sawmill and power plant in Germany (the “Friesau Facility”), we have two reportable operating segments being pulp and wood products.

Summary Financial Highlights

	Q2 2017	Q1 2017	Q2 2016	YTD 2017	YTD 2016
	(in millions, other than per share amounts)
Pulp segment revenues	$265.9	$242.8	$218.1	$508.7	$472.0
Wood products segment revenues	17.3	-	-	17.3	-

Total revenues	$283.2	$242.8	$218.1	$526.0	$472.0

Pulp segment operating income	$20.7	$42.0	$18.8	$62.7	$48.7
Wood products operating income	0.1	-	-	0.1	-
Corporate and other operating loss	(2.3)	(1.0)	(2.0)	(3.3)	(3.8)

Total operating income	$18.5	$41.0	$16.8	$59.5	$44.9

Pulp segment depreciation and amortization	$19.4	$19.1	$17.9	$38.5	$34.9
Wood products depreciation and amortization	1.1	-	-	1.1	-
Corporate and other depreciation and amortization	0.1	0.1	0.1	0.2	0.3

Total depreciation and amortization	$20.6	$19.2	$18.0	$39.8	$35.2

Operating EBITDA(*)	$39.1	$60.2	$34.7	$99.3	$80.1
Loss on settlement of debt(1)	$-	$10.7	$-	$10.7	$0.5
Income tax provision	$7.8	$7.5	$7.9	$15.3	$14.1
Net income (loss)	$(2.1)	$9.7	$(4.2)	$7.6	$4.5
Net income (loss) per common share
Basic and diluted	$(0.03)	$0.15	$(0.07)	$0.12	$0.07
Common shares outstanding at period end	65.0	65.0	64.7	65.0	64.7

(1)	Redemption of 7.0% Senior Notes due 2019

*	Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Summary Operating Highlights

	Q2 2017	Q1 2017	Q2 2016	YTD 2017	YTD 2016
Pulp Segment
Pulp production (‘000 ADMTs)	362.7	373.8	338.3	736.4	716.3
Annual maintenance downtime (‘000 ADMTs)	32.5	-	29.6	32.5	29.6
Annual maintenance downtime (days)	22	-	21	22	21
Pulp sales (‘000 ADMTs)	388.8	375.1	330.3	763.9	723.8
Average NBSK pulp list prices in Europe ($/ADMT)(1)	880	823	798	852	795
Average NBSK pulp list prices in China ($/ADMT)(1)	670	645	617	658	603
Average NBSK pulp list prices in North America ($/ADMT)(1)	1,093	1,033	980	1,063	962
Average pulp sales realizations ($/ADMT)(2)	624	584	592	604	586
Energy production (‘000 MWh)	448.7	472.2	431.5	920.9	907.1
Energy sales (‘000 MWh)	193.5	202.7	190.3	396.1	397.6
Average energy sales realizations ($/MWh)	89	91	86	90	90

Wood Products Segment(3)
Production – lumber (million board feet)	67.5	-	-	67.5	-
Shipments – lumber (million board feet)	41.5	-	-	41.5	-
Average lumber sales realization ($/Mfbm)	328	-	-	328	-
Energy sales (‘000 MWh)	24.0	-	-	24.0	-
Average energy sales realizations ($/MWh)	110	-	-	110	-

Average Spot Currency Exchange Rates
$/ €(4)	1.1008	1.0661	1.1295	1.0838	1.1167
$ / C$(4)	0.7438	0.7555	0.7762	0.7496	0.7535

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Lumber production and sales in Europe are commonly measured in cubic metres. We have converted our lumber metrics from cubic metres to board feet using a conversion ratio of 1.6 cubic meters of lumber equalling a thousand board feet (“Mfbm”) of lumber.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

President’s Comments

Mr. David M. Gandossi, the Chief Executive Officer, stated: “In the current quarter, we completed the largest planned maintenance shut in our Celgar mill’s history. The shut was well planned and executed and we were also able to perform additional work that was intended to be completed later in the year. The mill returned to full production immediately after startup and continues to operate well through July. On average, our pulp mill production was up 7% compared to the same quarter of 2016 and included a quarterly production record at our Rosenthal mill. Pulp markets were generally strong and sales volumes were about 18% higher than the comparative quarter.”

Mr. Gandossi continued: “During the quarter, we had annual maintenance downtime of 22 days (approximately 32,500 ADMTs), which impacted our operating income by approximately $27.5 million, comprised of approximately $21.0 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance downtime.”

Mr. Gandossi said: “In the second quarter of 2017, pulp prices in Europe, China and North America increased compared to the prior quarter of 2017 as a result of steady demand, relatively low producer inventories and the impact of spring maintenance downtime taken by producers. This resulted in our average pulp sales realizations being approximately 7% higher in the second quarter of 2017 compared to the prior quarter of 2017. At the end of the current quarter, list prices in Europe, China and North America were approximately $890, $650 and $1,100 per ADMT, respectively. Currently, the NBSK pulp market is balanced with world producer inventories at about 31 days’ supply. A weakening dollar, particularly near the end of the quarter, dampened earnings considerably as we revalued our foreign currency denominated cash and accounts receivable balances to current spot rates.”

Mr. Gandossi continued: “We are pleased with the ramp up of the Friesau Facility. Due to strong markets, the mill’s ramp up has proceeded faster than we initially budgeted and it generated positive operating income. It produced 67.5 million board feet of lumber in the current quarter and substantially all of lumber sales were to the European market. We commenced lumber sales into the U.S. market in the third quarter of 2017. In the current quarter, lumber sales volumes were 41.5 million board feet as some of the production was staged at the port for delivery to the U.S. market in the third quarter of 2017.”

He added: “Looking forward, we believe the new pulp production capacity that has or is coming on line in 2017 will not have a material negative impact on the market this year as a result of steady demand growth and diminishing supply and quality of recycled fiber. Further, some of the new capacity will not hit the market in a meaningful amount until 2018. As a result, we currently expect overall steady pulp demand and pricing in the third quarter of 2017 in Europe and China with some potential temporary weakness in spot pricing in China during their slow summer period.”

Mr. Gandossi continued: “In the second quarter of 2017, U.S. benchmark lumber prices for Western SPF No. 2 and better averaged $386 per Mfbm. There is no similar or common pricing metric quoted in the European market. However, in the second quarter of 2017, our average lumber sales realization in Europe was $328 per Mfbm. Currently both the European and U.S. lumber markets are strong and prices are near multi-year highs and are expected to remain steady in the near term.”

Mr. Gandossi concluded: “With our major annual maintenance downtime completed, balanced pulp markets and the successful ramp up of the Friesau Facility, we are well positioned to enhance value for stakeholders over the second half of 2017.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on October 4, 2017 to all shareholders of record on September 27, 2017. Future dividends will be subject to board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016

Consolidated - Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016

Total revenues for the three months ended June 30, 2017 increased by approximately 30% to $283.2 million from $218.1 million in the same quarter of 2016 primarily due to 24% higher pulp revenues and the inclusion of $17.3 million of revenues from our wood products segment. In the current quarter, pulp revenues benefitted from an approximately 18% increase in sales volumes and an approximately 5% increase in pulp sales realizations.

Costs and expenses in the current quarter increased by approximately 31% to $264.7 million from $201.4 million in the second quarter of 2016 primarily due to higher pulp sales volumes, costs and expenses of $20.2 million from our wood products segment and higher maintenance costs at our pulp mills.

In the second quarter of 2017, operating depreciation and amortization was $20.5 million, compared to $17.9 million in the same quarter of 2016 primarily due to the completion of large capital projects at our pulp mills and the acquisition of the Friesau Facility.

Selling, general and administrative expenses increased to $13.3 million in the second quarter of 2017 from $10.3 million in the same quarter of 2016 primarily due to the inclusion of the wood products segment and $0.9 million of acquisition costs in connection with the acquisition of the Friesau Facility.

In the second quarter of 2017, our operating income increased by approximately 10% to $18.5 million from $16.8 million in the same quarter of 2016 primarily due to higher pulp sales realizations, partially offset by higher maintenance costs at our pulp mills.

Interest expense in the current quarter increased to $13.3 million from $12.7 million in the same quarter of 2016 primarily as a result of drawing €25.0 million on our €70.0 million revolving credit facility to partially finance the acquisition of the Friesau Facility and an increase in its working capital resulting from the ramp up of its operations.

During the second quarter of 2017, income tax expense was $7.8 million, compared to $7.9 million in the same quarter of 2016.

For the second quarter of 2017, we had a net loss of $2.1 million, or $0.03 per basic and diluted share, compared to a net loss of $4.2 million, or $0.07 per basic and diluted share, in the same quarter of 2016.

In the second quarter of 2017, Operating EBITDA increased by approximately 13% to $39.1 million from $34.7 million in the same quarter of 2016 primarily as a result of higher pulp sales realizations, partially offset by higher maintenance costs at our pulp mills.

Operating Results by Business Segment

None of the income or loss items following operating income in our Interim Consolidated Statement of Operations are allocated to our segments, since those items are reviewed separately by management.

Pulp Segment - Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016

Selected Financial Information

	Three Months Ended June 30,
	2017	2016
	(in thousands)
Pulp revenues	$244,684	$198,055
Energy and chemical revenues	$21,202	$20,090
Operating depreciation and amortization	$19,387	$17,855
Operating income	$20,693	$18,794

Pulp revenues in the second quarter of 2017 increased by approximately 24% to $244.7 million from $198.1 million in the same quarter of 2016, due to higher sales volume and higher sales realizations.

Energy and chemical revenues increased by approximately 5% to $21.2 million in the second quarter of 2017 from $20.1 million in the same quarter of 2016 primarily due to higher sales volumes.

Pulp production increased by approximately 7% to 362,665 ADMTs in the current quarter from 338,265 ADMTs in the same quarter of 2016. In the second quarter of 2017, we had an aggregate of 22 days (approximately 32,500 ADMTs) of annual maintenance downtime, of which 20 days (approximately 28,700 ADMTs) was at our Celgar mill and two days (approximately 3,800 ADMTs) was at our Stendal mill. In the second quarter of 2016, we had an aggregate of 21 days (approximately 29,600 ADMTs) of annual maintenance downtime, of which 18 days (approximately 24,500 ADMTs) was at our Celgar mill and three days (approximately 5,100 ADMTs) was at our Stendal mill.

We estimate that annual maintenance downtime in the current quarter adversely impacted our operating income by approximately $27.5 million, comprised of approximately $21.0 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance downtime.

Pulp sales volumes increased by approximately 18% to 388,792 ADMTs in the current quarter from 330,318 ADMTs in the same quarter of 2016 primarily due to strong production, the timing of shipments to China and continued steady demand in China and Europe.

In the current quarter of 2017, list prices for NBSK pulp in Europe and China increased from the same quarter of 2016, largely as a result of overall steady demand. Average list prices for NBSK pulp in Europe were approximately $880 per ADMT in the second quarter of 2017, compared to approximately $798 per ADMT in the same quarter of 2016. Average list prices for NBSK pulp in China and North America were approximately $670 per ADMT and $1,093 per ADMT, respectively, in the second quarter of 2017, compared to approximately $617 per ADMT and $980 per ADMT, respectively, in the same quarter of 2016.

Average pulp sales realizations increased by approximately 5% to $624 per ADMT in the second quarter of 2017 from approximately $592 per ADMT in the same quarter of 2016 primarily due to higher list prices.

At the end of the current quarter of 2017, the dollar weakened against the euro which reduced our dollar-denominated cash and receivables held by our German pulp mills and contributed to a negative foreign exchange impact of approximately $1.1 million compared to the same quarter of the prior year.

Costs and expenses for our pulp segment in the current quarter increased by approximately 23% to $245.2 million from $199.4 million in the second quarter of 2016 primarily due to higher sales volume, higher maintenance costs and the reversal in the comparative 2016 quarter of an accrual for wastewater fees at our Rosenthal mill of $7.2 million.

In the second quarter of 2017, pulp segment operating depreciation and amortization increased to $19.4 million from $17.9 million in the same quarter of 2016 primarily due to the acquisition of customized rail cars for our German pulp mills and the completion of other large capital projects.

On average, in the current quarter overall per unit fiber costs decreased by approximately 6% from the same quarter of 2016 primarily as a result of a balanced wood market and strong sawmilling activity in both Germany and in the Celgar mill’s fiber basket. In the current quarter, per unit fiber costs in Germany were approximately 4% lower than the comparative quarter and for our Celgar mill were 9% lower than the comparative quarter.

Transportation costs for our pulp segment increased by approximately 34% to $20.1 million in the current quarter from $15.0 million in the same quarter of 2016 primarily due to higher sales volumes.

In the second quarter of 2017, pulp segment operating income increased by approximately 10% to $20.7 million from $18.8 million in the same quarter of 2016 primarily due to higher pulp sales realizations and the net impact of higher sales volumes, partially offset by higher maintenance costs and the reversal in the second quarter of 2016 of an accrual for wastewater fees of $7.2 million.

Wood Products Segment - Three Months Ended June 30, 2017

Selected Financial Information

Three Months Ended June 30, 2017
(in thousands)
Lumber revenues	$13,593
Energy revenues	$2,645
Other wood residual revenues	$1,053
Operating depreciation and amortization	$1,134
Operating income	$81

We entered into the wood products business with the acquisition of the Friesau Facility on April 12, 2017. As a result, we manufacture, sell and distribute lumber, electricity and other wood residuals. The Friesau Facility can produce lumber for European, U.S. and other lumber export markets. Commencing in the third quarter of 2017, we have started lumber sales into the U.S. market. Depending on market conditions, we currently intend to increase our lumber sales to the U.S. market to up to half of the lumber production from Friesau.

During the two years prior to our acquisition of the Friesau Facility, it was being operated on a restricted basis and well below its production capacity. Since our acquisition, we have been ramping up the mill’s lumber production and capitalizing on synergies. In the Friesau Facility’s fiber region, major sawlog contracts are generally awarded on a yearly basis. As a result, we initially expected our ramp up to materially increase at the start of 2018 when new contracts are awarded.

However, due to the successful procurement of wood, the mill’s ramp up has proceeded faster than we initially budgeted and generated positive operating income in the partial quarter. The ramp up of production steadily improved our operating efficiency and costs over the current quarter.

In the second quarter of 2017, we had lumber revenues of $13.6 million, substantially all of which were in the European market. European lumber markets were generally strong and prices steady and near multi-year highs.

In the second quarter of 2017, we produced 67.5 million board feet of lumber. Lumber sales volumes were 41.5 million board feet as some of our production was staged at the port for delivery to the U.S. market in the third quarter of 2017. We expect to record sales of such volumes in the third quarter of 2017. In the current quarter, our average lumber sales realization was $328 per Mfbm.

Energy and other by-product revenues were approximately $3.7 million. We produced 24.0 thousand MWh of electricity in the second quarter of 2017.

In the second quarter of 2017, wood products segment costs and expenses were $20.2 million. Our fiber costs were approximately 80% of our cash production costs. The ramping up of production in the current quarter resulted in our purchasing large volumes of sawlogs in a short period. This resulted in our sawlog costs being marginally higher than our regional competitors. We currently expect our sawlog costs to remain flat in the third quarter of 2017 and our sawlog costs to become more comparable to regional competitors at the start of 2018.

In the current quarter we started realizing on identified fiber synergies between the Friesau Facility and our Rosenthal pulp mill. During the current quarter, the facility shipped 179,800 cubic metres of chips to Rosenthal, and Rosenthal has shipped 24,000 cubic metres of waste wood to Friesau. Both volumes are in line with our forecasts and have begun to lower costs at both mills. By the end of June 2017, we estimate we have realized approximately $2.0 million of our expected synergy savings.

In the second quarter of 2017, operating depreciation and amortization for our wood products segment was $1.1 million.

In the second quarter of 2017, our wood products segment operating income was $0.1 million.

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Consolidated - Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Total revenues for the first half of 2017 increased by approximately 11% to $526.0 million from $472.0 million in the first half of 2016 primarily due to higher pulp revenues and $17.3 million of wood products revenue.

Costs and expenses in the first half of 2017 increased by approximately 9% to $466.5 million from $427.1 million in the first half of 2016 primarily due to higher pulp sales volumes and costs and expenses of $20.2 million from our wood products segment.

In the first half of 2017, operating depreciation and amortization was $39.6 million, compared to $34.9 million in the same period of 2016 due to acquisition of the Friesau Facility and the completion of large capital projects at our pulp mills.

Selling, general and administrative expenses increased to $23.0 million in the first half of 2017 from $22.1 million in the same period of 2016. The first half of 2017 included $0.9 million of acquisition costs in connection with our purchase of the Friesau Facility.

In the first half of 2017, our operating income increased by approximately 33% to $59.5 million from $44.9 million in the same period of 2016 primarily due to higher pulp sales realizations.

In the first half of 2017, we issued, in two tranches, an aggregate $250.0 million of 6.5% senior notes due 2024, referred to as the “2024 Senior Notes”. We utilized the proceeds primarily to redeem $227.0 million of our 7.0% senior notes due 2019, referred to as the “2019 Senior Notes”, at a cost, including premium, of $234.9 million and recorded a loss on such redemption of $10.7 million (being $0.16 per basic and diluted share).

Interest expense in the first half of 2017 increased to $27.2 million from $25.9 million in the same period of 2016, since, during the requisite notice period for redemption of the 2019 Senior Notes, we also had $225.0 million of the 2024 Senior Notes outstanding.

During the first half of 2017, income tax expense increased to $15.3 million from $14.1 million in the same period of 2016 due to higher taxable income for our German pulp mills.

For the first half of 2017, we reported net income of $7.6 million, or $0.12 per basic and diluted share compared to net income of $4.5 million, or $0.07 per basic and diluted share, in the same period of 2016.

In the first half of 2017, Operating EBITDA increased by approximately 24% to $99.3 million from $80.1 million in the same period of 2016 primarily as a result of higher pulp sales realizations.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

Summary of Cash Flows

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Net cash from operating activities	$69,470	$74,743
Net cash used in investing activities	(89,862)	(20,604)
Net cash from (used in) financing activities	17,705	(44,787)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6,434	2,274

Net increase in cash, cash equivalents and restricted cash	$3,747	$11,626

The following table is a summary of selected financial information as at the dates indicated:

	June 30,	December 31,
	2017	2016
	(in thousands)
Financial Position
Cash and cash equivalents	$142,589	$136,569
Working capital	$331,799	$308,681
Total assets	$1,328,382	$1,158,708
Long term liabilities	$740,454	$686,410
Total equity	$445,249	$379,128

As at June 30, 2017, we had approximately $164.9 million available under our revolving credit facilities.

As a result of the weakening of the dollar versus the euro and Canadian dollar as at June 30, 2017 compared to December 31, 2016, we recorded a non-cash increase in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash increase of approximately $69.6 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income and as an increase to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, July 28, 2017 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/ffnqksma or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 1.5 million tonnes of NBSK pulp and 465 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$283,177	$218,145	$525,961	$471,988
Costs and expenses
Operating costs, excluding depreciation and amortization	230,910	173,227	403,866	370,169
Operating depreciation and amortization	20,521	17,855	39,637	34,887
Selling, general and administrative expenses	13,259	10,286	22,985	22,055

Operating income	18,487	16,777	59,473	44,877

Other income (expenses)
Interest expense	(13,320)	(12,736)	(27,199)	(25,927)
Loss on settlement of debt	—	—	(10,696)	(454)
Other income (expenses)	513	(409)	1,309	104

Total other expenses	(12,807)	(13,145)	(36,586)	(26,277)

Income before provision for income taxes	5,680	3,632	22,887	18,600
Provision for income taxes	(7,784)	(7,873)	(15,265)	(14,072)

Net income (loss)	$(2,104)	$(4,241)	$7,622	$4,528

Net income (loss) per common share
Basic and diluted	$(0.03)	$(0.07)	$0.12	$0.07

Dividends declared per common share	$0.115	$0.115	$0.230	$0.230

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$142,589	$136,569
Restricted cash	2,054	4,327
Accounts receivable	177,707	123,892
Inventories	145,064	133,451
Prepaid expenses and other	7,064	3,612

Total current assets	474,478	401,851

Property, plant and equipment, net	823,364	738,276
Intangible and other assets	26,234	7,591
Deferred income tax	4,306	10,990

Total assets	$1,328,382	$1,158,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$141,606	$92,133
Pension and other post-retirement benefit obligations	1,073	1,037

Total current liabilities	142,679	93,170

Debt	667,562	617,545
Pension and other post-retirement benefit obligations	25,556	25,084
Capital leases and other	27,340	26,467
Deferred income tax	19,996	17,314

Total liabilities	883,133	779,580

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,017,000 issued and outstanding (2016 – 64,694,000)	64,974	64,656
Additional paid-in capital	336,556	333,673
Retained earnings	158,741	166,068
Accumulated other comprehensive loss	(115,022)	(185,269)

Total shareholders’ equity	445,249	379,128

Total liabilities and shareholders’ equity	$1,328,382	$1,158,708

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash flows from (used in) operating activities
Net income (loss)	$(2,104)	$(4,241)	$7,622	$4,528
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	20,625	17,962	39,846	35,181
Deferred income tax provision	4,196	4,501	8,405	8,947
Loss on settlement of debt	—	—	10,696	454
Defined benefit pension plan and other post-retirement benefit plan expense	540	398	1,066	874
Stock compensation expense	912	764	751	1,655
Other	(153)	305	525	522
Defined benefit pension plan and other post-retirement benefit plan contributions	(319)	(458)	(851)	(884)
Changes in working capital
Accounts receivable	(37,426)	8,548	(43,714)	12,501
Inventories	(5,294)	(3,648)	4,131	10,988
Accounts payable and accrued expenses	36,954	(13,313)	43,835	(103)
Other	(1,846)	459	(2,842)	80

Net cash from (used in) operating activities	16,085	11,277	69,470	74,743

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(19,743)	(13,479)	(27,907)	(20,415)
Purchase of intangible assets	(165)	(416)	(405)	(936)
Acquisition of Friesau Facility	(61,627)	—	(61,627)	—
Other	77	849	77	747

Net cash from (used in) investing activities	(81,458)	(13,046)	(89,862)	(20,604)

Cash flows from (used in) financing activities
Repurchase of notes	—	—	(234,945)	(23,079)
Proceeds from issuance of notes	—	—	250,000	—
Proceeds from revolving credit facility	26,525	—	26,525	—
Dividend payments	(7,472)	(7,435)	(14,912)	(14,853)
Payment of debt issuance costs	(1,008)	—	(6,132)	—
Payment of interest rate derivative liability	(3,789)	(5,852)	(3,789)	(5,852)
Other	1,879	(517)	958	(1,003)

Net cash from (used in) financing activities	16,135	(13,804)	17,705	(44,787)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,916	(3,493)	6,434	2,274

Net increase (decrease) in cash, cash equivalents and restricted cash	(43,322)	(19,066)	3,747	11,626
Cash, cash equivalents and restricted cash, beginning of period	187,965	139,551	140,896	108,859

Cash, cash equivalents and restricted cash, end of period	$144,643	$120,485	$144,643	$120,485

Supplemental cash flow disclosure
Cash paid for interest	$16,425	$24,036	$20,881	$24,635
Cash paid for income taxes	$2,677	$4,681	$5,204	$9,311

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$(2,104)	$(4,241)	$7,622	$4,528
Income tax provision	7,784	7,873	15,265	14,072
Interest expense	13,320	12,736	27,199	25,927
Loss on settlement of debt	-	-	10,696	454
Other (income) expenses	(513)	409	(1,309)	(104)

Operating income	18,487	16,777	59,473	44,877
Add: Depreciation and amortization	20,625	17,962	39,846	35,181

Operating EBITDA	$39,112	$34,739	$99,319	$80,058

(4)

#    #    #